EX-35.5
(logo) Prudential Financial

Prudential Asset Resources
2100 Ross Avenue, Suite 2500
Dallas, TX 75201
Tel 214-777-4500 Fax 214-777-4556



Annual Compliance Statement

To: (see attached Distribution List)

Re:     Commercial Mortgage Pass-Through Certificates, Series 2007-PWR16

I, Catherine J. Rodewald, President and Chief Executive Officer of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Loan Specific Special Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of June 1, 2007 pertaining to the above-referenced certificates, that:


(i) a review of the activities of the Company as a Master Servicer under the Agreement during the period from June 1, 2007 to December 31, 2007 and its performance has been made under my supervision; and

(ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations, as a Loan Specific Special Servicer, under the Agreement in all material respects throughout such period.


Effective Date of Certification: March 20, 2008


/s/ Catherine J. Rodewald
Catherine J. Rodewald, President &
CEO


(page)


March 10, 2008

Re: Series 2007-PWR16 Commercial Mortgage Pass-Through Certificates

DISTRIBUTION LIST


LASALLE BANK NATIONAL ASSOCIATION
135 South LaSalle, Suite 1625
Chicago, Illinois 60603
Pearlie.bolton@bankofamerica.com

WELLS FARGO BANK, NATIONAL ASSOCIATION
9062 Old Annapolis Road
Columbia, Maryland 21045
Karen.a.merson@wellsfargo.com

BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES, INC.
383 Madison Avenue
New York, New York 10179
Attention: J. Christopher Hoeffel and Joseph Jurkowski, Esq.

FITCH, INC.
One State Street Plaza
New York, NY 10004
Attention: Commercial Mortgage Surveillance

STANDARD & POOR'S RATINGS SERVICES
a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10041
Attention: Commercial Mortgage Surveillance

Centerline Servicing Inc.
5221 N. O'Connor Blvd.
Suite 600
Irving, TX 75039
lduggins@centerline.com